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                                                                   EXHIBIT 10.16

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                          AGREEMENT OF PRINCIPAL TERMS


        This Agreement of Principal Terms is entered into this 31st day of October 2001, between Shanghai Information Industry Co. Ltd. ("S.V.A."), a Chinese corporation whose registered address is 140 Tianlin Road, Shanghai, China 200233 and SpatiaLight, Inc. ("SpatiaLight"), a New York corporation having a principal place of business at 9 Commercial Blvd, Suite 200 Novato, California 94949, United States of America (S.V.A. and SpatiaLight are sometimes referred to individually as a "party" and jointly as the "parties").

                                     WHEREAS

    (a) SpatiaLight is the creator, developer and manufacturer of an active matrix liquid crystal on silicon microdisplay device having an active matrix of 1280 pixels by 1024 pixels (or 5 by 4 format) or 1280 pixels by 720 pixels (or 16 by 9 format) ("LCOS chip"). When the LCOS chips are fitted onto a light engine, it may be utilized in display application products such as high definition televisions and home screen projection systems. As used elsewhere in this Agreement, the term "Display Unit(s)" refers to three (3) SpatiaLight LCOS chips fitted onto a light engine designed by SpatiaLight and Fuji Photo Optical Company ("Fuji") and manufactured by Fuji.

    (b) S.V.A. is a leading Chinese electronics manufacturer who intends to enter the market of LCOS television sets using SpatiaLight's proprietary LCOS chips fitted in the Display Unit.

    (c) S.V.A. has entered into a full Non-disclosure Agreement with SpatiaLight dated May 23, 2000, ("Non-disclosure Agreement") and is fully bound by the terms and conditions set forth in that Agreement.

    (d) SpatiaLight wishes to enter into this Agreement and assist S.V.A. in developing the Chinese market for LCOS televisions using SpatiaLight's proprietary technology.

    (e) The parties recently had friendly and constructive meetings between their representatives in China and have recognized that each could benefit in important ways by working together.

    (f) To help further discussions and co-operation, the parties have agreed to the following principal terms.

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    NOW, THEREFORE, the parties hereto agree, as follows:

    1. Representations: Each of S.V.A. and SpatiaLight, hereby warrants and represents to the other, as follows:

        (a) that it is a legal person validly existing in its jurisdiction of establishment;

        (b) that it has the full power and authority to enter into this Agreement and perform its contractual obligations; that its contractual obligations; that is representative who is signing this Agreement has been authorized to do so pursuant to a valid power of attorney or board of directors' resolution.

    2. SpatiaLight will furnish S.V.A. with two (2) 52" LCOS TV prototypes within 40 days of the signing of this Agreement and then at an agreed upon later date, two (2) Display Units. S.V.A. will have the use of the prototype TVs for a period of 15 days ("Test Period") from the acknowledged receipt of the prototypes. SVA will also be entitled to have use of the two Display Units (to be supplied at a later date) for a period of 15 days (or such longer period of time which may be agreed upon by the parties) from their acknowledged receipt. During the Test Periods, S.V.A. will use its best efforts to develop prototype projection television sets using the Display Units.

        (a) During the Test Period, SpatiaLight will provide technical assistance to S.V.A. to test the prototype LCOS televisions using the Display Units to meet the technical criteria established by S.V.A. and SpatiaLight, jointly.

        (b) If the prototype LCOS televisions meet the specified technical criteria at the end of the Test Period, S.V.A. shall, following satisfactory further testing which will incorporate trial development and trial manufacturing ("Trial Period"), such Trial Period estimated to be six months and which will consist of an initial 20 prototype LCOS TVs using SpatiaLight's Display Units, followed by 200 pre-production LCOS TVs using SpatiaLight's Display Units and lastly 2,000 production LCOS TVs using SpatiaLight's Display Units, enter into a definitive Purchase Order Agreement with SpatiaLight on a mutually agreeable form for the following number of Display Units or LCOS chips (such determination must be made by SVA at the time of entering into the Purchase Order Agreement). SpatiaLight agrees to sell its LCOS chips to SVA at a special concessionary price of US$210 per chip solely for the purpose of enabling SVA to undertake the Trial Period referred to in this paragraph 2 (b).

              (i) in the 1st full year of production, orders for a minimum of 100,000 Display Units or 300,000 LCOS chips.

              (ii) in the 2nd full year of production, orders for a minimum of
                   200,000 Display Units or 600,000 LCOS chips. The terms of payment shall be internationally acceptable methods of payment acceptable to SpatiaLight.

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        (c) SpatiaLight undertakes that SVA will be the first company in China to receive its prototype LCOS TVs. There will be a minimum of 15 days delay before a second company in China receives SpatiaLight's prototype LCOS TVs and a minimum of 30 days delay before a third company in China receives SpatiaLight's prototype LCOS TVs.

        (d) Provided that SVA and SpatiaLight enter into a binding Purchase Order Agreement for a minimum of 100,000 Display Units or 300,000 LCOS chips covering a period of 12 months within 30 days of the end of the Trial Period, [*] in China for a [*] from the date of first delivery of either Display Units or LCOS chips. Provided that SVA and SpatiaLight enter into a binding Purchase Order Agreement for the second year of production for a minimum of 200,000 Display Units or 600,000 LCOS chips, [*] of either Display Units or LCOS chips for China for that 12 month period.

        (e) If any of the prototypes referred to in this Paragraph 2 do not meet the specified technical criteria at the end of the Test Period, S.V.A. shall return all prototypes and all confidential technology, data and know-how shall be either destroyed or kept confidential in accordance with the terms of the Non-disclosure Agreement.

    3. Within 10 days of the execution of this Agreement, S.V.A. will notify SpatiaLight that it has secured the necessary and proper approvals to this Agreement from the relevant Chinese authorities.

        OTHER ISSUES

        In addition to the desire of both S.V.A. and SpatiaLight to develop their commercial relationship beyond the foregoing the following is also agreed.

    4. Within the period that SpatiaLight is working with S.V.A. and providing it with trade secrets, technical and other assistance for the development of LCOS TVs, S.V.A., its officers, directors, principals, owners, employees and agents shall not, directly or indirectly, work with any competitor of SpatiaLight.

    5. The Governing law for this Agreement of Principal Terms shall be that of the People's Republic of China.

Signed on behalf of S.V.A.              Signed on behalf of SpatiaLight

Name: /s/SUN YUHUAN                     Name: /s/ROBERT A. OLINS
      -----------------------                 ----------------------
        Sun Yuhuan                            Robert A. Olins

Title: Deputy General Manager           Title: Chief Executive Officer


[*]Confidential material redacted and filed separately with the Commission.